                                                                EXHIBIT 4(f)(38)


                                 FIRST AMENDMENT
                                       TO
                      AMENDED AND RESTATED CREDIT AGREEMENT


         This FIRST AMENDMENT TO AMENDED AND RESTATED CREDIT AGREEMENT ("First Amendment") is made as of this 8th day of March, 2002 by and among Credit Acceptance Corporation, a Michigan corporation ("Company"), the Permitted Borrowers signatory hereto (each, a "Permitted Borrower" and collectively, the "Permitted Borrowers"), Comerica Bank and the other banks signatory hereto (individually, a "Bank" and collectively, the "Banks") and Comerica Bank, as agent for the Banks (in such capacity, "Agent").

                                    RECITALS

         A. Company, Permitted Borrowers, Agent and the Banks entered into that certain Amended and Restated Credit Acceptance Corporation Credit Agreement dated as of June 11, 2001 (the "Credit Agreement") under which the Banks renewed and extended (or committed to extend) credit to the Company and the Permitted Borrowers, as set forth therein.

         B. The Company and the Permitted Borrowers have requested that Agent and the Banks agree to certain amendments to the Credit Agreement and Agent and the Banks are willing to do so, but only on the terms and conditions set forth in this First Amendment.

         NOW, THEREFORE, Company, Permitted Borrowers, Agent and the Banks agree:

1. (a) Section 1 of the Credit Agreement is hereby amended by amending and restating, or adding (as applicable), the following definitions:

         "Permitted Securitization(s)" shall mean each transfer or encumbrance (each a "disposition") of specific Advances to Dealers or Leased Vehicles funded under Back-End Dealer Agreements (and any interest in or lien on the Installment Contracts, Leases, motor vehicles or other rights relating thereto) or of specific Installment Contracts or Leases (and any interest in or lien on motor vehicles or other rights relating thereto) arising under Outright Dealer Agreements or (subject to the terms hereof) of Pools of such financial assets and each transfer or encumbrance (also, a "disposition") of a Specified Interest (and the reallocation of Leased Vehicles, Leases and related financial assets from the Non-Specified Interest to such Specified Interest in connection therewith), in each case by the Company or one or more of its Subsidiaries to a Special Purpose Subsidiary conducted in accordance with the following requirements:

         (a) Each disposition shall identify with reasonable certainty the specific Advances to Dealers, Leased Vehicles, Installment Contracts or Leases covered by such disposition; and (x) such Advances to Dealers or Leased Vehicles, and the

                  Installment Contracts, Leases, motor vehicles or other rights relating thereto shall have performance and other characteristics so that the quality of such Advances to Dealers, Leases Vehicles, Installment Contracts or Leases, as the case may be, is comparable to, but not materially better than, the overall quality of the Company's Advances to Dealers, Leased Vehicles, Installment Contracts or Leases, as applicable, as determined in good faith by the Company in its reasonable discretion or (y) with respect to any such assets assigned to an uncapped Pool subsequent to such Pool becoming a Securitized Pool in conformity with the standards set forth in clause (x) of this subparagraph (a), the assets covered by such dispositions were assigned to such Pool in the order such assets were originated and without the exercise of any discretion by the Company;

         (b) Both before and after giving effect to such disposition (and taking into account any reduction in the Indebtedness with the proceeds of such disposition as required hereunder), the Company shall be in compliance with the Borrowing Base Limitation;

         (c) Each such Securitization Transaction shall be structured on the basis of the issuance of Debt or other similar securities by the Special Purpose Subsidiary which shall be without recourse, except to the extent of normal and customary representations and warranties given as of the date of each such disposition, and not as continuing representations and warranties, and otherwise on normal and customary terms and conditions for comparable asset-based securitization transactions, which may include Cleanup Call provisions (it being understood that, for purposes of this subparagraph (c), the terms and conditions governing Securitization Transactions made by the Company prior to January 1, 2002 shall be deemed to have been made on normal and customary terms and conditions);

         (d) Concurrently with each such disposition (except for dispositions to an uncapped Securitized Pool pursuant to a revolving, expansion or relending feature included in a Prior Securitization (for purposes of this definition, a "Revolving Feature") after the expiration in the ordinary course, and not as a result of any failure of a covenant or condition, early termination, default or similar event, of the period during which additional loans or advances are available under such Revolving Feature (for purposes of this definition, a "Post-Revolving Period Disposition"), to the extent that no disposition proceeds are available as a result of such dispositions for application hereunder), the net proceeds of such disposition:

                           shall be applied to reduce the principal balance outstanding under the Revolving Credit (to the extent then outstanding, and including the aggregate amount of drawings made under any Letter of Credit for which the Agent has not received full payment) by the amount of such net proceeds, subject to the right to reborrow in accordance with this Agreement;

                           provided, however, that to the extent that, on the date any reduction of the principal balance outstanding under the Revolving Credit shall be required under this clause (d), the Indebtedness under the Revolving Credit is being carried, in whole or in part, at the Euro Currency-based Rate and no Default or Event of Default has occurred and is continuing, the Company may, after prepaying that portion of the Indebtedness then carried at the Prime-based Rate, deposit the amount of such required principal reductions in a cash collateral account to be held by the Agent, for and on behalf of the Banks (which shall be an interest-bearing account), on such terms and conditions as are reasonably acceptable to Agent and the Majority Banks and, subject to the terms and conditions of such cash collateral account, sums on deposit therein shall be applied (until exhausted) to reduce the principal balance of the revolving credit on the last day of each Interest Period attributable to the applicable Eurocurrency-based Advances of the Revolving Credit; and

         (e) Both immediately before and after such disposition, no Default or Event of Default (whether or not related to such disposition) has occurred and is continuing.

         In connection with each Permitted Securitization to be conducted hereunder, the Company shall provide the following:

         (i) to the Agent, (x) not less than three (3) Business Days prior to the date of consummation thereof (or such lesser period as approved by Agent) or (y) solely in the case of dispositions to uncapped Securitized Pools pursuant to a Revolving Feature, not less than three (3) Business Days prior to the date of the release of the financial assets covered by such disposition (or such lesser period as approved by Agent), (I) a certification that, after giving effect to such disposition, it will be in compliance with the Borrowing Base Limitation and that none of the assets covered by such disposition were included in the most recent quarterly Borrowing Base Certificate delivered to Agent under Section 7.3(d) hereof prior to such disposition or (II) a new Borrowing Base Certificate (and any supporting information reasonably required by the Agent) dated as of the proposed date of the applicable disposition or release and, based on projected information, giving effect to such disposition and confirming compliance with the Borrowing Base Limitation;

         (ii) to the Agent and the Banks (x) not less than five (5) Business Days prior to the date of consummation thereof (or such lesser period as approved by Agent), proposed drafts of the material Securitization Documents covering the applicable Securitization Transaction (and the term sheet or commitment relating thereto) and (y) within ten (10) Business Days following the consummation thereof, executed copies of such Securitization Documents, including, if applicable, a summary of any material changes from the draft documents delivered to Agent and the Banks prior thereto, except that if such Securitization Transaction consists solely of dispositions pursuant to a Revolving Feature, the Company shall only be required (I) under clause (x) of this subparagraph (ii), to deliver to Agent, not less than three (3) Business Days prior to the consummation thereof (or such lesser period as approved by Agent), a certification that the applicable Securitization Documents remain in effect substantially in the form previously furnished to Agent and the Banks (or identifying any material changes, and attaching any proposed amendment, supplement or other document delivered under such prior Securitization Documents to effect such dispositions) and (II) under clause (y) of this subparagraph (ii), to deliver to Agent executed copies of any such amendment, supplement or other document; and

         (iii) to the Agent, (x) not less than three (3) Business Days prior to the date of consummation thereof (or such lesser period as approved by Agent) or (y) solely in the case of dispositions to uncapped Securitized Pools pursuant to a Revolving Feature, not less than three (3) Business Days prior to the date of the requested release of the financial assets covered by such dispositions (or such lesser period as approved by Agent), (I) a schedule in the form attached hereto as Exhibit [Q] identifying the specific Advances to Dealers or Leased Vehicles and the related Installment Contracts or Leases proposed to be covered by such transaction, accompanied by
                  (II) a request that the Agent release such assets from the Lien of the Security Agreement and a certification that the proposed Securitization Transaction (and related dispositions) constitutes a Permitted Securitization hereunder, whereupon the financial assets covered by such dispositions which have been originated prior to the date of such release shall be promptly released by Agent, provided that in the case of a Post-Revolving Period Disposition, all remaining financial assets assigned thereafter to the applicable uncapped Securitized Pool in the ordinary course, whether originated before or after the date of release, shall be so released and the Lien of the Security Agreement shall not attach to any such assets when the Company or any of its Subsidiaries subsequently acquires rights in, to or under such assets; and

         (iv) only if the applicable Securitization Transaction is not related to a Prior Securitization or involves the disposition or release of any assets which were covered by the most recent quarterly Borrowing Base Certificate delivered to Agent under
                  Section 7.3(d) hereof and the aggregate net book value of the Advances to Dealers or Leased Vehicles covered by such dispositions (or related series of dispositions) in any calendar month exceeds or would exceed (after giving effect to any proposed disposition) Seven Million Five Hundred Thousand Dollars ($7,500,000), collection information regarding the related Installment Contracts or Leases proposed to be covered by such transaction (with evidence supporting its determination under clause (x) of subparagraph (a) of this definition, if applicable, including without limitation a "static pool analysis" comparable to the static pool analysis required to be delivered under Section 7.3(c) hereof with respect to such Installment Contracts or Leases).

         "Pools" shall mean a grouping on the books and records of the Company or any of its Subsidiaries of Advances to Dealers, Leased Vehicles, Installment Contracts or Leases originated or to be originated with the Company or any of its Subsidiaries by a Dealer and bearing the same pool identification number assigned by the Company's computer system, with (x) an "uncapped" Pool being a Pool which is not reflected on such books and records as capped and to which additional Advances to Dealers, Leases and related financial assets may be added and (y) a Pool being capped when the number of the applicable financial assets in such Pool has reached the limit established from time to time by written agreement between the relevant Dealer and the Company or Subsidiary, as applicable, in the ordinary course of business, such that no further financial assets may be added to such Pool.

         "Prior Securitization" shall mean a Permitted Securitization (and the related Securitization Documents) consummated under the Credit Agreement prior to the particular disposition, release or other transaction then being considered.

         "Revolving Credit Maximum Amount" shall mean One Hundred Thirty Five Million Dollars ($135,000,000), subject to any increases in the Revolving Credit Maximum Amount pursuant to Section 2.18 of this Agreement, by an amount not to exceed the Revolving Credit Optional Increase, and subject to any reductions or termination of the Revolving Credit Maximum Amount under Sections 2.15 or 9.2 of this Agreement.

         "Revolving Credit Optional Increase" shall mean an amount up to Forty Million Dollars ($40,000,000), minus the portions thereof applied from time to time under Section 2.18 hereof to increase the Revolving Credit Maximum Amount.

         "Securitized Pool(s)" shall mean a Pool, whether capped or uncapped, which has been transferred to a Permitted Securitization, including a Prior Securitization.

         (b) Section 1 of the Credit Agreement is further amended by amending the following definitions in the manner set forth below:

         "Advances to Dealers" is amended by adding to the sixth line thereof (following the words "provided that"), the words ", for purposes of the definition of Collateral determining the Borrowing Base and compliance with the covenants under Section 7.4 through 7.7 and 7.17 hereof," and by adding to the end of the seventh line thereof (after the words "Permitted Securitization"), the words "or assigned to a Securitized Pool".

         "Leased Vehicle" is amended by adding to the seventh line thereof (following the words "provided that"), the words "for purposes of the definition of Collateral determining the Borrowing Base and compliance with the covenants under Section 7.4 through 7.7 and 7.17 hereof," and by adding to the tenth line thereof (following the words "Permitted Securitization") the words "or assigned to a Securitized Pool".

2.       Section 8 of the Credit Agreement is amended as follows:

(a)      Section 8.5(h) is amended and restated in its entirety, as follows:

                  (h) non-recourse Debt incurred by a Special Purpose Subsidiary and secured by assets transferred pursuant to a Permitted Securitization, whether or not attributable to the Company under GAAP;



(b)      Section 8.16 is amended and restated in its entirety, as follows:

                  8.16 Securitization Transaction; Amendments to Securitization Documents. Engage in a Securitization Transaction, other than a Permitted Securitization and, except in connection with a Permitted Securitization, assign and transfer any financial assets to a Securitized Pool or allocate or reallocate Leases, Leased Vehicles or other financial assets to a Specified Interest, and once executed and delivered pursuant to a Permitted Securitization, amend, modify or otherwise alter any of the material terms and conditions of any Securitization Documents or waive (or permit to be waived) any such provision thereof in any material respect, adverse to the Company or any Subsidiary, without the prior written approval of Agent and the Majority Banks. For purposes of the Securitization Documents, the "material terms and conditions" thereof shall be deemed solely those terms or conditions with respect to servicer fees, servicer expenses, defaults, events of default, recourse to the Company or any Subsidiary (other than a Special Purpose Subsidiary), Cleanup Calls or conditions contained therein which are required under or necessary for compliance with this Agreement.

3. Replacement Exhibit Q (Form of Schedule of Financial Assets for Release) to the Credit Agreement set forth on Attachment 1 hereto shall replace, in its entirety, existing Exhibit Q to the Credit Agreement.

4. This First Amendment shall become effective, according to the terms and as of the date hereof, upon satisfaction by the Company and the Permitted Borrowers of the following conditions:

         (a) Agent shall have received counterpart originals of this First Amendment, in each case duly executed and delivered by Company, the Permitted Borrowers and the requisite Banks, in form satisfactory to Agent and the Banks; and

         (b) Agent shall have received from the Company and each of the Permitted Borrowers a certification (i) that all necessary actions have been taken by such parties to authorize execution and delivery of this First Amendment, supported by such resolutions or other evidence of corporate authority or action as reasonably required by Agent and the Majority Banks and that no consents or other authorizations of any third parties are required in connection therewith; and (ii) that, after giving effect to this First Amendment, no Default or Event of Default has occurred and is continuing on the proposed effective date of the First Amendment.

                  If the foregoing conditions have not been satisfied or waived on or before March 8, 2002, this First Amendment shall lapse and be of no further force and effect.

5. Each of the Company and the Permitted Borrowers ratifies and confirms, as of the date hereof and after giving effect to the amendments contained herein, each of the representations and warranties set forth in Sections 6.1 through 6.21, inclusive, of the Credit Agreement and acknowledges that such representations and warranties are and shall remain continuing representations and warranties during the entire life of the Credit Agreement.

6. Except as specifically set forth above, this First Amendment shall not be deemed to amend or alter in any respect the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents, or to constitute a waiver by the Banks or Agent of any right or remedy under or a consent to any transaction not meeting the terms and conditions of the Credit Agreement, any of the Notes issued thereunder or any of the other Loan Documents.

7. Unless otherwise defined to the contrary herein, all capitalized terms used in this First Amendment shall have the meaning set forth in the Credit Agreement.

8.       This First Amendment may be executed in counterpart in accordance with
         Section 13.10 of the Credit Agreement.

9. Comerica Bank - Canada having been designated by Comerica Bank, in its capacity as Swing Line Bank (and as a Bank) under the Credit Agreement to fund Comerica Bank's advances in $C pursuant to Section 11.12 of the Credit Agreement, has executed this First Amendment to evidence its approval of the terms and conditions thereof.

10. This First Amendment shall be construed in accordance with and governed by the laws of the State of Michigan.



                    [SIGNATURES FOLLOW ON SUCCEEDING PAGES]

         WITNESS the due execution hereof as of the day and year first above written.



COMERICA BANK,                    CREDIT ACCEPTANCE
  as Agent                        CORPORATION


By: /S/ Caryn Dorfman             By: /S/ Douglas W. Busk
    ----------------------------     --------------------

Its: Assistant Vice President     Its:  CFO and Treasurer
     ---------------------------        -----------------
One Detroit Center
500 Woodward Avenue
Detroit, Michigan 48226
Attention: Caryn Dorfman


COMERICA BANK - CANADA            CREDIT ACCEPTANCE
                                  CORPORATION UK LIMITED

By: /S/ Robert Rosen              By: /S/ Brett A. Roberts  /S/ Douglas W. Busk
    ----------------------------     ---------------------- -------------------

Its:  Vice President              Its: CFO & Director       Treasurer & Director
      --------------------------       --------------       --------------------

                                  CAC OF CANADA LIMITED


                                  By: /S/ Douglas W. Busk
                                      -------------------
                                  Its: CFO and Treasurer
                                       ------------------


                                  CREDIT ACCEPTANCE
                                  CORPORATION IRELAND LIMITED


                                  By: /S/ Brett A. Roberts  /S/ Douglas W. Busk
                                      --------------------  -------------------
                                  Its: CFO & Director       Treasurer & Director
                                       --------------       --------------------

BANKS:


COMERICA BANK                     M&I MARSHALL & ILSLEY BANK,
                                  formerly known as National City Bank of
                                  Minneapolis

By: /S/ Caryn Dorfman             By: /S/ Steve Berglund
    ----------------------------      ------------------

Its: Assistant Vice President     Its:  Vice President



LASALLE BANK NATIONAL             BANK OF AMERICA, N.A.
ASSOCIATION


By: /S/ Daniel Garcas             By: /S/ Sherry K. Harper
    ----------------------------      --------------------

                                  Its:  Principal
Its: Assistant Vice President


                                  NATIONAL CITY BANK OF
HARRIS TRUST AND SAVINGS BANK     MICHIGAN/ILLINOIS


By: /S/ Michael Cameli            By: /S/ Kenneth R. Ehrhardt
    ----------------------------      -----------------------

Its:  Vice President              Its:  Senior Vice President
      --------------------------        ---------------------



FIFTH THIRD BANK (EASTERN MICHIGAN)


By:  /S/ Mike Dolson
     -------------------------------------


Its: Vice President
     -------------------------------------